200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY GRANTED EXTENSION
TO COMPLY WITH NASDAQ LISTING REQUIREMENT

Ft. Lauderdale, FL, September 16, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals announced today that on September 11, 2008, the Nasdaq Listing Qualifications Panel granted its request for an extension of time to regain compliance with the $1.00 minimum bid price continued listing requirement set forth in Marketplace Rule 4310(c)(4) until December 23, 2008.

The Panel’s decision was based on the Company’s declared intention to complete a reverse stock split by submitting it for approval at its upcoming shareholders meeting, and for the reverse stock split to take effect. Under the terms of the extension, the Company is required to have a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days on or before December 23, 2008, and to otherwise maintain compliance with all other applicable Nasdaq listing standards.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to its customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007, in the Form 10-Q for the quarter ended March 31, 2008, and in the Company’s other SEC filings. Shareholders and other interested persons should also recognize that there is no assurance that sufficient shares will be cast in favor of the reverse stock split at the shareholders meeting or that the reverse stock split, if approved and declared by the Board of Directors, will in fact be sufficient to cause the Company’s stock achieve and sustain compliance with Nasdaq’s minimum bid price requirement or that the Company will be able to maintain compliance with all other applicable Nasdaq listing requirements.